Exhibit 10.20

Silicon Valley Bank

Subordination Agreement
(Debt and Security Interest)

Company:Decisionpoint Systems, Inc.

Subordinating
Creditor:BDC Capital Inc.

Date:June 4, 2012

This Subordination Agreement is executed by the above-named Subordinating Creditor (“Creditor”) in favor of Silicon Valley Bank (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California  95054, with respect to the above-named Company (“Company”).  In order to induce Silicon to extend or continue to extend financing to the Company (but without obligation on Silicon’s part to do so), the Creditor hereby agrees as follows:

1.  Subordination of Security Interest. All security interests now or hereafter acquired by Silicon in any or all of the Collateral (as defined below), in which the Company now has or hereafter acquires any ownership, leasehold or other interest shall at all times be prior and superior to any lien, ownership interest, security interest or other interest or claim (including, without limitation, any judgment obtained by Creditor against the Company) now held or hereafter acquired by the Creditor in the Collateral (the “Subordinate Interest”).  Said priority shall be applicable irrespective of the time or order of attachment or perfection of any security interest or the time or order of filing of any financing statements or other documents, or any statutes, rules or law, or court decisions to the contrary. Upon any disposition of any of the Collateral by Silicon, or by the Company with Silicon’s written consent, the Creditor hereby authorizes Silicon to file UCC terminations with respect to any financing statements in favor of Creditor with respect to Company and the Collateral, and Creditor agrees, if requested by Silicon, to execute and immediately deliver any and all other releases, terminations and other documents or agreements which Silicon deems necessary to accomplish a disposition of the Collateral free of the Subordinate Interest; provided that Creditor shall retain its Subordinate Interest in the proceeds of the Collateral so disposed of.

Without limiting the generality of the foregoing, (i) Creditor acknowledges and agrees not to request or require a pledge by Company of its equity securities in 2314505 Ontario Inc., Apex Systems Integrators Inc. or any successor thereof (whether by amalgamation or otherwise) (collectively, the “APEX Shares”), nor will Creditor request or require the possession or control by Creditor of the APEX Shares in conjunction therewith and (ii) Silicon acknowledges and agrees not to request or require a pledge by Company of the APEX Shares, nor will Silicon request or require the possession or control by Silicon of the APEX Shares in conjunction therewith.

2.   “Collateral.”  As used in this Agreement, “Collateral” shall mean all of the following types of property, in which the Company now has or hereafter acquires any ownership, leasehold or other interest, wherever located:  all tangible and intangible property of every kind and description, including (but not limited to) all of the following: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the above, and all Company’s books relating to any of the above.  The terms “Accounts”, “Inventory”, “Equipment”, “Deposit Accounts”, “General Intangibles” and  “Investment Property” have the meanings given such terms by the California Uniform Commercial Code in effect on the date hereof. “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Company connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above. “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.  “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

3. Disposition of Collateral. The Creditor agrees that, until Silicon has received payment in full of all indebtedness, liabilities, guarantees and other obligations of the Company to Silicon, now existing or hereafter arising (including without limitation interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to Company) (the “Silicon Debt”), Silicon may dispose of, and exercise any other rights with respect to, any or all of the Collateral (in accordance with its loan documents with the Company or other documents evidencing or securing the Silicon Debt as well as applicable laws), free of the Subordinate Interest, provided that the Creditor retains any rights it may have as a junior secured creditor with respect to the surplus, if any, arising from any such disposition or enforcement.  The Creditor agrees that any funds of the Company which it obtains through the exercise of any right of setoff or other similar right constitute Collateral, and the Creditor shall immediately pay such funds to Silicon to be applied to the outstanding Silicon Debt.

4. Subordination of Debt.

(a)  Subject to the terms of this Agreement, Creditor hereby subordinates payment by the Company of any and all indebtedness, liabilities, guarantees and other obligations of the Company to Creditor, now existing or hereafter arising under that certain Guarantee dated June ___, 2012, executed by the Company in favor of Creditor (the “DP Guarantee”), and any other agreement, document, promissory note, financing statement, or instrument executed by the Company in favor of Creditor pursuant to or in connection therewith, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced (collectively, the “Subordinated Debt”), to the payment to Silicon, in full in cash, of all Silicon Debt.  Creditor further agrees, except as otherwise provided for below, not to sue for, take or receive all or any part of the Subordinated Debt nor any security granted by Company therefor unless and until all of the Silicon Debt has been paid and performed in full, in cash.

(i)Non-Commission Upstreamed Funds.  For the purposes hereof, “Non-Commission Upstreamed Funds” means any funds paid from Apex Systems Integrators Inc. (“Apex”) to the Company other than payments by Apex to the Company in respect of sales commissions and deployment related expenses payable by Apex as a result of the license and deployment of software of Apex in the ordinary course of business of the Company.  In the event Apex upstreams funds to the Company that Creditor believes to be Non-Commission Upstreamed Funds, the following shall occur:

(A)Creditor will provide written notice thereof to Silicon within 30 days of the discovery by Creditor thereof, and

(B)Silicon will review the matter and within 30 days after Silicon’s receipt of Creditor’s notice described in subclause (i)(A) above, Silicon will either:

(I)Confirm, in Silicon’s good faith business judgment, that the upstreamed funds were Non-Commission Upstreamed Funds and permit the Company to repay such funds, or

(II)Determine, in Silicon’s good faith business judgment, that the upstreamed funds were not Non-Commission Upstreamed Funds, in which instance, the Company will not have to or be permitted to repay such funds.

(ii)Payments Under the DP Guarantee.  If all of the following have occurred:

(A)There has been a breach of the DP Guarantee, and

(B)There has been a default under or breach of the Apex obligations to Creditor under the Apex/Creditor loan documents, and

(C)Creditor has accelerated payment in accordance with the terms of its loan documentation with Apex, and

(D)Creditor has issued a demand to the Company in respect of the Subordinated Debt in accordance with the terms of this Subordination Agreement (including, without limitation, the terms of Section 6 hereof), and

(E)No Standstill Period (as defined in Section 6 hereof) is in effect, and

(F) No default or event of default has occurred or will occur under any document, instrument or agreement evidencing, securing or relating to the Silicon Debt, both before and after giving effect to such payments, then the Company may make, and Creditor may accept, payment of the Subordinated Debt under the DP Guarantee.

Any amounts received by Creditor contrary to the provisions of this Section shall be held in trust by Creditor for the benefit of Silicon and shall forthwith be paid over to Silicon to be applied to the Silicon Debt in such order as Silicon in its sole discretion shall determine, without limiting any other right of Silicon hereunder or otherwise and without otherwise affecting the liability of Creditor. Creditor represents and warrants that Creditor has not executed any other subordination agreements with respect to the Subordinated Debt or the Collateral or the Company.

(b)  Creditor agrees that upon any distribution of the assets or readjustment of the indebtedness of the Company whether by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Subordinated Debt, or the application of the assets of the Company to the payment or liquidation thereof, Silicon shall be entitled to receive payment in full in cash of all of the Silicon Debt prior to the payment of all or any part of the Subordinated Debt, and in order to enable Silicon to enforce its rights hereunder in any such action or proceeding, Silicon is hereby irrevocably authorized and empowered in its discretion (but without any obligation on its part) to make and present for and on behalf of Creditor such proofs of claim against the Company (but only if Creditor has not done so at least 15 days prior to the deadline for filing such proofs of claim) on account of the Subordinated Debt as Silicon may deem expedient or proper and to vote such proofs of claim (but only if Creditor has not done so at least 15 days prior to the deadline for voting such proofs of claim) in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply same on account of the Silicon Debt.  Creditor further agrees to execute and deliver to Silicon such assignments or other instruments as may be required by Silicon in order to enable Silicon to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all and any of the Subordinated Debt.

(c)  Until the Subordinated Debt is paid in full, in the event that Silicon obtains any Non-Commission Upstreamed Funds, through exercise of any rights or remedies as against the Company or otherwise, such Non-Commission Upstreamed Funds shall be held in trust by Silicon for the benefit of the Creditor and shall forthwith be paid over to the Creditor to be applied to the Subordinated Debt.

5.   Modifications to Silicon Debt; Waivers.  Until Silicon has received payment in full of all Silicon Debt, the Creditor agrees that, in addition to any other rights that Silicon may have at law or in equity, Silicon may at any time, and from time to time, without the Creditor’s consent and without notice to the Creditor, renew, extend or increase any of the Silicon Debt or that of any other person at any time directly or indirectly liable for the payment of any Silicon Debt, accept partial payments of the Silicon Debt, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Silicon Debt, make loans or advances to the Company secured in whole or in part by the Collateral or refrain from making any loans or advances to the Company, change, waive, alter or vary the interest charge on, or any other terms or provisions of the Silicon Debt or any present or future instrument, document or agreement between Silicon and the Company, release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon any Collateral, and take any other action or omit to take any other action with respect to the Silicon Debt or the Collateral as Silicon deems necessary or advisable in Silicon’s sole discretion (in accordance with its loan documents with the Company or other documents evidencing or securing the Silicon Debt as well as applicable laws).  The Creditor waives any right to require Silicon to marshal any assets in favor of the Creditor or against or in payment of any or all of the Silicon Debt.  Creditor further waives any defense arising by reason of any claim or defense based upon an election of remedies by Silicon which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes the Creditor's subrogation rights, rights to proceed against the Company for reimbursement, and/or any other rights of the Creditor.

6. Default.

(a)  The Creditor shall promptly give Silicon written notice of any default or event of default under any document, instrument or agreement evidencing, securing or relating to any of the Subordinated Debt (the “Creditor Notice”).  Except as otherwise provided for in this Section 6 below, until the Silicon Debt has been paid and performed in full, the Creditor shall not make any demand in respect of the Subordinated Debt, commence or join in any action or proceeding to recover any amounts due on the Subordinated Debt, commence or join in any involuntary bankruptcy petition or similar judicial proceeding against the Company, or collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, the Collateral, judicially or non-judicially, or attempt to do any of the foregoing.

(b)  The Company shall have thirty (30) days from receipt of the Creditor Notice to cure the breach or default identified therein.  If such breach or default is not cured within such thirty (30) day period, Creditor may opt to demand payment of the Subordinated Debt (subject to the restrictions set forth in Section 4 hereof), and commence litigation against the Company, but only after having provided Silicon an additional fifteen (15) days’ prior written notice thereof.

(c)  If Creditor makes demand and/or commences litigation against the Company, Creditor shall (i) cease such demand and pursuing such action if the Company cures the breach or default which gave rise to such demand and/or litigation (and, in such instance, Creditor will terminate its action against the Company) or (ii) cease pursuing such action if Silicon delivers to Creditor a notice to cease pursuing such action (a “Standstill Notice”).

(d)  Upon Silicon’s issuance of a Standstill Notice, Creditor shall refrain from pursuing its action against the Company until the end of the Standstill Period.  For the purposes hereof, the term “Standstill Period” means the period beginning on the date of the Standstill Notice and continuing thereafter until the earlier of (i) 120 days following such date, (ii) the written consent of Silicon to such termination of the Standstill Period or (iii) the date Silicon sends written notice to the Company that Silicon is accelerating the Silicon Debt.  Silicon agrees to provide a copy of such notice described in subclause (iii) above to Creditor, provided, however, Silicon shall incur no liability for inadvertently or negligently failing to provide such copy to Creditor, and any such failure will not relieve Creditor of its obligations under this Agreement.  Silicon agrees that it will not issue more than two (2) Standstill Notices in any period of 365 consecutive days.

(e)  At the termination of a Standstill Period (or if no Standstill Period was ever invoked), Creditor can pursue obtaining a judgment against the Company; provided, however, such judgment or any lien resulting therefrom cannot be enforced against the assets of the Company until the Silicon Debt has been paid and performed in full.  Moreover, without limiting the generality of subclause (a) above, until the Silicon Debt has been paid and performed in full, Creditor will not attach or attempt to attach any assets of the Company; provided, however, for the purposes of clarity, the Creditor, upon obtaining a judgment, may accept payment of the Subordinated Debt in accordance with the terms and conditions set out in Section 4(a) above.

7.   No Commitment.  It is understood and agreed that this Agreement shall in no way be construed as a commitment or agreement by Silicon to continue financing arrangements with the Company and that Silicon may terminate such arrangements at any time, in accordance with Silicon’s agreements with the Company.

8.  No Contest.  Creditor agrees not to contest the validity, perfection, priority or enforceability of Silicon’s security interest in the Collateral or the Silicon Debt.

9.   Financial Condition of Company.  The Creditor is presently informed of the financial condition of the Company and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of non-payment of the Silicon Debt and the Subordinated Debt.  The Creditor covenants that it will continue to keep itself informed as to the Company’s financial condition and all other circumstances which bear upon the risk of non-payment of the Silicon Debt and the Subordinated Debt.  The Creditor waives any right to require Silicon to disclose to it any information which Silicon may now or hereafter acquire concerning the Company.  Without in anyway affecting Creditor’s waiver in this Section 9, Silicon may, in its sole discretion and without any obligation to do so whatsoever, provide information regarding the Silicon Debt from time to time to Creditor.

10.  Revivor.  If, after payment of the Silicon Debt, the Company thereafter becomes liable to Silicon on account of the Silicon Debt, or any payment made on the Silicon Debt shall for any reason be returned by Silicon, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Silicon Debt, without the necessity of any further act or agreement between Silicon and the Creditor.

11.  General. The Creditor agrees, upon Silicon’s request, to execute all such documents and instruments and take all such actions as Silicon shall deem necessary or advisable in order to carry out the purposes of this Agreement, including, without limitation appropriate amendments to financing statements executed by the Company in favor of Creditor in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents or instruments).  The word “indebtedness” is used in this agreement in its most comprehensive sense and includes without limitation any and all present and future loans, advances, credit, debts, obligations, liabilities, representations, warranties, and guarantees, of any kind and nature, absolute or contingent, liquidated or unliquidated, and individual or joint.  Creditor represents and warrants that it has not heretofore transferred or assigned the Subordinated Debt, the Subordinate Interest or any financing statement naming Company as debtor and Creditor as secured party, and that it will not do so without prior written notice to Silicon and without making such transfer or assignment expressly subject to this Agreement.  This Agreement is solely for the benefit of Silicon and the Creditor and their respective successors and assigns, and neither the Company nor any other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.  All of Silicon's rights and remedies hereunder and under applicable law are cumulative and not exclusive.  This Agreement sets forth in full the terms of agreement between the parties with respect to the subject matter hereof, and may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by Silicon and the Creditor.  The Creditor agrees to reimburse Silicon, upon demand, for all costs and expenses (including reasonable attorneys’ fees) incurred by Silicon in enforcing this Agreement against Creditor, whether or not suit be brought.   In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys fees) from the non-prevailing party.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.  As a material part of the consideration to the parties for entering into this Agreement, each party (i) agrees that all actions and proceedings based upon, arising out of or relating in any way directly or indirectly to, this Agreement shall be litigated exclusively in courts located within Santa Clara County, California, (ii) consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery, first-class mail, or any other method permitted by law, and (iii) waives any and all rights to transfer or change the venue of any such action or proceeding to any court located outside Santa Clara County, California.  This Agreement shall be binding upon and shall inure to the benefit of Silicon and the Creditor and their respective successors and assigns.

12.  Mutual Waiver of Jury Trial. Creditor and Silicon each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to: (i) this Agreement; or (ii) any other present or future instrument or agreement between Creditor and Silicon; or (iii) any conduct, acts or omissions of Creditor or Silicon or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Creditor or Silicon; in each of the foregoing cases, whether sounding in contract or tort or otherwise.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

“Creditor:”

BDC CAPITAL INC.

By /s/ J. Hill
Name J. Hill
Title Managing Director

Address:148 Fullarton Street
Suite 1000, 19th Floor
London, Ontario Canada N6A 5P3

CONSENT AND AGREEMENT OF COMPANY

The undersigned Company hereby approves of, agrees to and consents to all of the terms and provisions of the foregoing Subordination Agreement and agrees to be bound thereby and further agrees that any default or event of default by the Company under any present or future instrument or agreement between the Company and the Creditor shall constitute an immediate default and event of default under all present and future instruments and agreements between the Company and Silicon.  Company further agrees that, at any time and from time to time, the foregoing Agreement may be altered, modified or amended by Silicon and the Creditor without notice to or the consent of Company; provided, however, Creditor and Silicon will use commercially reasonable efforts to provide to Company a copy of any alteration, modification or amendment to this Agreement if such alteration, modification or amendment materially increases the obligations of Company under the Agreement but neither Creditor nor Silicon shall have any liability for any failure to provide such notice.  Company further agrees, on a monthly basis, to send a sworn affidavit to each of Silicon and the Creditor verifying that the Company is not in breach of any representation, warranty, covenant or other provision contained in any document evidencing the Subordinated Debt.  Company hereby consents to each of Creditor and Silicon providing the other with such information, financial or otherwise, regarding Company, the Silicon Debt, the Subordinated Debt and/or the Collateral as may be deemed advisable by Creditor or Silicon from time to time.

Company:	DECISIONPOINT SYSTEMS, INC.

	By:	/s/Nicholas R. Toms
President or Vice President

Accepted:

Silicon:	SILICON VALLEY BANK

	By:	/s/ Victor Le
Title Relationship Manager

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